Exhibit 99.1

scPharmaceuticals Inc. Reports Third Quarter 2019 Financial Results and Provides Business Update

Continued progress on FUROSCIX®; confirming the planned resubmission of FUROSCIX® NDA with the FDA by mid-year 2020 remains on track

Company initiated the second of two planned human factors studies

Completed $20.0 million term loan with Solar Capital Ltd. and Silicon Valley Bank; cash balance remains strong with $83.7 million in cash

BURLINGTON, Mass., November 12, 2019 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the third quarter ended September 30, 2019 and provided a business update.

“We continue to make steady progress on all key project milestones related to the planned mid-2020 resubmission of FUROSCIX to the U.S. Food and Drug Administration (FDA),” said John Tucker, president and chief executive officer of scPharmaceuticals. “In addition to our continued momentum completing drug stability, device validation, and human factors study requirements, we expanded our cash position by restructuring our term loan. This transaction provides us with a strong cash balance of $83.7 million and the financial flexibility to complete the FUROSCIX development program and prepare for the FUROSCIX launch.”

Business Highlights

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Continued progress towards FUROSCIX resubmission to the FDA by mid-year 2020. The Company continues to complete key milestones ahead of resubmission of the New Drug Application (NDA), including significant strides on drug stability testing and the human factors program – no additional clinical trials have been requested as part of the resubmission. The Company is reiterating prior guidance and remains confident it will resubmit the FUROSCIX NDA with the FDA by mid-year 2020.

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Company initiated the second of two planned FUROSCIX human factors studies. Two human factors studies were designed to assess and optimize user interaction with the FUROSCIX Infusor interface under the current 505(b)(2) approval pathway for FUROSCIX. The Company announced the completion of the first study in August 2019. The second study has been initiated and will evaluate the usability of FUROSCIX by patients, caregivers, and healthcare providers.

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Entered into new term loan increasing cash position. In September, the Company announced a restructured four-year $20.0 million term loan facility that replaced the Company’s prior $10.0 million credit facility. The proceeds from the loan were used to pay off the prior $10.0 million term loan along with related fees and expenses and will provide additional working capital for general corporate purposes. This restructured credit facility has a maturity date of September 17, 2023 and permits the Company to make interest-only payments through September 30, 2021.

Third Quarter 2019 Financial Results and Financial Guidance

scPharmaceuticals reported a net loss of $6.2 million in the third quarter ended September 30, 2019, compared to $5.8 million for the comparable period in 2018.

Research and development expenses were $4.3 million for the third quarter ended September 30, 2019, compared to $3.9 million for the comparable period in 2018. The increase in research and development expenses for the quarter was primarily due to costs associated with the transition to the SmartDose® drug delivery system.

General and administrative expenses were $2.0 million for the third quarter ended September 30, 2019, compared to $1.9 million for the comparable period in 2018. The increase in general and administrative expenses for the quarter was primarily due to legal and professional service costs.

scPharmaceuticals ended the third quarter of 2019 with $83.7 million in cash, cash equivalents, and restricted cash compared to $89.7 million as of December 31, 2018. This change reflects the ongoing investment in product development, offset by the restructuring of the Company’s term loan.

Based on its current operating plan, scPharmaceuticals expects year end 2019 cash and cash equivalents and investment securities to be approximately $65-$70 million.

About FUROSCIX

FUROSCIX is a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via a wearable, subcutaneous injector with an integrated drug delivery system, for outpatient self-administration. FUROSCIX is being developed for treatment of congestion, or fluid overload, in patients with heart failure. FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to congestion.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit scPharmaceuticals.com

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the planned resubmission of the FUROSCIX NDA, including potential timing of, and the Company’s expected progress towards, the resubmission, the advancement of the Company’s human factors and device verification and validation studies and the Company’s financial condition and cash runway. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of the FUROSCIX Infusor to appropriately deliver therapy, the receipt of regulatory approval for FUROSCIX Infusor or any of our other product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, and the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Katherine Taudvin, scPharmaceuticals Inc.

781-301-6706

ktaudvin@scpharma.com

Christopher F. Brinzey, Westwicke, an ICR Company

339-970-2843

chris.brinzey@westwicke.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2019	2018	2019
Operating expenses:
Research and development	$3,896	$4,293	$12,799	$16,314
General and administrative	1,945	1,996	11,645	6,158

Total operating expenses	5,841	6,289	24,444	22,472

Loss from operations	(5,841)	(6,289)	(24,444)	(22,472)
Other (expense) income	(5)	83	(58)	61
Interest income	445	397	1,221	1,350
Interest expense	(360)	(398)	(1,062)	(1,121)

Net loss and comprehensive loss	$(5,761)	$(6,207)	$(24,343)	$(22,182)

Net loss per share, basic and diluted	$(0.31)	$(0.33)	$(1.31)	$(1.19)

Weighted—average common shares outstanding, basic and diluted	18,569,289	18,584,327	18,551,690	18,580,192

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31, 2018	SEPTEMBER 30, 2019
Cash, cash equivalents and restricted cash	$89,660	$83,744
Working capital	85,220	76,783
Total assets	93,755	86,666
Term loan	9,637	18,842
Accumulated deficit	(96,459)	(118,640)
Total stockholders’ equity	78,744	57,886